EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement pertaining to the Host Communications, Inc. Profit Sharing Savings Plan of our reports dated September 28, 2000 (except for Note 3 as to which the date is July 26, 2001), with respect to the consolidated financial statements and schedule of Bull Run Corporation included in the Annual Report (Form 10-K) of Bull Run Corporation for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Charlotte, North Carolina
November 20, 2002